Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-57908 on Form N-6 of our report dated February 24, 2004, related to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the three years in the period then ended, which is included in the Statement of Additional Information of Pacific Select Choice incorporated by reference in this Registration Statement; (b) the use of our report dated February 23, 2004, except for Note 19 as to which the date is December 6, 2004, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs concerning the subsequent event that occurred on November 29, 2004 as is described in Note 19 and referring to a change in accounting principle), which is included in the Supplement to the Statement of Additional Information of Pacific Select Choice of such Registration Statement; and (c) the reference to us under the heading “Experts” in the Statement of Additional Information of Pacific Select Choice incorporated by reference in this Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
December 17, 2004